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                                                                   EXHIBIT 10.7
                    CHARTER PROGRAMMER AFFILIATION AGREEMENT

THIS AGREEMENT is made as of the 23rd day of March 1999, (the "Effective Date") by and between Wink Communications, Inc., a California corporation ("Wink"), whose address is 1001 Marina Village Parkway, Alameda, CA 94501, and CBS Corporation, a Pennsylvania corporation ("Programmer"), whose principal business address is 51 West 52nd Street, New York, NY 10019.

1.      THIS SECTION INTENTIONALLY LEFT BLANK

2.      GRANT OF LICENSE

2.1 Wink hereby grants to Programmer the non-exclusive license to use Wink Studio, Server Studio, Wink Broadcast Server, Automation Server Module and Wink provided Server Modules version 2.0 and 2.x updates (hereinafter collectively referred to as "Wink Software") and to use any other Wink software necessary to create and deliver interactive program(s) (as demonstrated to Programmer prior to entering into this Agreement) which utilize the vertical blanking interval ('VBI") or an MPEG private data stream provided concurrently with the corresponding video signal and are compliant with the Wink interactive communications application protocol ("Interactive Wink Programs") to all Programmer viewers in the continental United States, Alaska, Hawaii, the US territories and possessions, including Puerto Rico, Canada, Bermuda, and on U.S. registered aircraft and vessels. Wink agrees to provide Programmer with a copy of the current specification for the interactive communications application protocol within one week of the Effective Date. Such specification shall be considered Confidential Information under this Agreement (as defined in section 13 below).

2.2 "Updates" shall mean updates containing error corrections or minor enhancements to the Wink Software created by or for Wink, and designated by a change in version number to the right of the decimal point. Updates do not include major enhancements to the Wink Software designated by changes in the version number to the left of the decimal point. Wink shall provide a license to all Updates at no charge to Programmer during the term of this Master Agreement and Programmer, in its sole discretion, shall have the option to utilize such Updates in providing Interactive Wink Programs to Programmer subscribers. "New Release" shall mean a major release of the Wink Software which occurs subsequent to the Effective Date, which contains significant new functionality and/or major enhancements, and which is designated by a change in the digit or digits to the left of the decimal point in the version number. Wink shall offer to Programmer a license to all New Releases created by Wink during the Term on terms that are as favorable or more favorable than the terms of any agreement Wink has entered into with other United States broadcast and cable networks, for the provision of the New Releases; provided, however, that in no event shall Programmer's decision not to license any New Release have



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        any impact whatsoever on the functionality of the current Wink Software or Programmer's ability to provide Interactive Wink Programs to Programmer viewers throughout the Term, and provided that Programmer shall be under no obligation to license or launch such New Releases. If a New Release has not been made available to other parties, Wink agrees to offer to Programmer a license to such New Release at a one-time fee equal to Wink's costs (on a Time and Materials basis) in developing and testing the New Release, which estimate shall be made by Wink and documented in writing to Programmer. In the event that actual costs of developing and testing any such New Release are lower than said estimated costs, Wink agrees to so notify Programmer and adjust the cost of such license accordingly. Wink warrants and represents that the definition of "New Releases" is at least as favorable to Programmer as that provided to any other broadcaster or cable programmer and that Wink did not include in any license of the Wink Software to any other broadcaster or cable programmer a license of any New Releases as part of the initial license consideration. Wink further agrees promptly to notify Programmer in writing should Wink agree in any future agreements or amendments to any more favorable terms and to immediately offer such terms to Programmer.

2.3 This License is not transferable, nor may any rights hereunder be transferred, assigned or sub-licensed in whole or in part by either party without the prior written consent of the other party, provided, however, that Programmer shall have the right to freely assign this Agreement to any entity acquiring all or substantially all of Programmer's assets. Wink agrees that Programmer shall have the right to assign this Agreement to any subsidiary or affiliated entity, provided that Programmer shall remain liable for the performance of all of its obligations hereunder. Wink agrees to provide notice to Programmer of any change of control of Wink in which any broadcast network gains a controlling interest in Wink. In such event, Programmer shall have the immediate right to terminate this Agreement without further obligation hereunder and Wink agrees to refund a pro-rated portion of any license fees or other charges paid by Programmer.

2.4 Programmer can only use the Wink software to provide Interactive Wink Programs with the video programming services listed in Exhibit A. Programmer must notify Wink in writing at least 30 days prior to commencing transmission of Interactive Wink Programs with a video programming service. Programmer agrees to provide notice to Wink of the technical information required by Exhibit A. Exhibit A, including the programming services enabled to insert Interactive Wink Programs in their video signal, may be amended from time to time by Programmer.

2.5 Wink hereby acknowledges that this Agreement is non-exclusive and in no way prohibits Programmer from entering into any agreement with third party providers for the same or similar services ("Other Providers") at any time during the Term hereof, including, without limitation, providers of software and/or



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        hardware enabling the creation and/or delivery of interactive enhancements to commercial cable subscriber households or other Programmer viewers. Wink represents and warrants that the installation and integration of the Wink Hardware and Wink Software into Programmer's facilities contemplated hereunder shall in no way prevent or inhibit Other Providers from using Programmer's facilities to create and deliver interactive enhancement programs.

3.      TERM

3.1 The Term of this Agreement (the "Term") shall commence on the date of execution of this Agreement and terminate eight years after the first airing of Programmer's Interactive Wink Programs on the programming service listed as the First Programming Service in Exhibit A ("First Air Date"). The parties agree that the First Air Date shall be the first day that Programmer includes an Interactive Wink Program on a program airing the First Programming Service (as defined in Exhibit A), and transmits the signal on feeds intended to reach at least 70% of the television household in the United States, Broadcasts of Interactive Wink Programs to test transmission and reception reliability shall not qualify as the First Air Date.

3.2 The parties agree that Wink shall provide notice to Programmer that it has "enabled the system" as defined in paragraph 4.4 below. If Wink fails to "enable the system" within one hundred twenty (120) days of the Effective Date then subject to a sixty (60) day cure period, Programmer shall have the right to terminate this agreement without any further obligations (whether payment or otherwise) hereunder. In such event Wink shall refund any and all fees paid by Programmer.

3.2 The parties agree that Programmer may unilaterally terminate this Agreement on any of the following dates: eighteen (18) months from the earlier of First Air Date or 30 days from the Effective Date, forty two
        (42) months from the earlier of the First Air Date or 30 days from the Effective Date, and sixty six (66) months from the earlier of First Air Date or 30 days from the Effective Date (each referred to as a "Termination Option Date"). Programmer must provide Wink with notice of Programmer's decision to terminate at least 30 days prior to the each Termination Option Date. If such notice is not provided in writing by this date, the applicable termination option shall have lapsed. Wink warrants and represents that no broadcast or cable programmer has a license agreement with Wink for Wink Software with a longer term or with more Termination Option Dates.

4.      INTEGRATION AND PROGRAMMING; REVENUE PARTICIPATION; ADVERTISER
        AGREEMENTS



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4.1     Programmer agrees to ensure, except in the event of force majeure, or other customary program suspension or interruption, that the First Programming Service's Interactive Wink Programs are passed through to viewers unchanged by Programmer's owned stations ("Programmer Owned Stations "), to the extent (i) that Programmer Owned Stations clear the CBS Network programs carrying the Interactive Wink Programs; (ii) that such Owned Stations receive a network feed which includes the Interactive Wink Programs; (iii) that Interactive Wink Programs can be carried without signal degradation and without causing any other technical or operational incompatibility, interference or impairment; and (iv) that carriage is not inconsistent with any obligations or rights of such Programmer Owned Stations under contract, law or otherwise or will otherwise cause an adverse financial impact on Programmer. Programmer agrees to use its reasonable commercial efforts (which Wink hereby acknowledges does not include, in any event, the obligation to incur any costs, make any payments or to provide any other form of compensation) to encourage such passage by local affiliates with whom Programmer has an affiliation agreement and which are not owned by Programmer ("Other Programmer Affiliates"). Wink's sole remedy in the event Programmer does not fulfill its obligations hereunder will be to terminate this Agreement. Such notice of termination must be given in Writing 30 days before the effective date of termination and within the 30 days period Programmer shall have the opportunity to cure. In the event of such "cure" the notice will be deemed rescinded.

4.2 Wink agrees to; (i) "enable the system", (ii) ensure the reliable transmission of the Interactive Wink Programs, (iii) maintain all Wink Software and Wink Hardware (as defined below) and (iv) complete the tailoring and deployment of the Automation Server Module (as defined in section 4.5 below); all at the sole cost and expense of Wink. Programmer agrees to cooperate with Wink in connection with Wink's installation and maintenance responsibilities set forth above. Wink is responsible for providing all equipment (including taxes and freight) necessary to run the Wink Software and to enable insertion of Interactive Wink Programs into the primary East and West video signal feeds for the First Programming Service (as defined in Exhibit A), including but not limited to the equipment listed as "Wink Hardware" on Exhibit E ("Wink Hardware"), and with the exception that standard Microsoft Windows based PCs are to be provided by Programmer, as described in Exhibit E. Programmer agrees to pay Wink $27,000 upon delivery and acceptance of the equipment, and $25,000 upon acceptance of the installation of the Wink Software and having Wink "enabled the system". The parties agree that Wink shall be solely responsible for any additional software, hardware (including installation and integration) equipment and equipment related expense that exceeds this payment by Programmer (and other payments set forth in the attached Exhibits) and is required to meet Wink's obligations under this Agreement.

4.3 Programmer agrees to make at least two of its personnel available to complete Wink's basic training in the usage of Wink Software to develop and schedule



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        Interactive Wink Programs within sixty (60) days of the Effective Date of this Agreement. In addition, Wink agrees to provide an additional training day for such personnel within sixty (60) days prior to the schedule First Air Date. Wink agrees to provide such training at no charge to Programmer as defined in Exhibit C. Programmer agrees to assign a project coordinator who has completed the training referenced in this section to serve as a contact point for Wink, and to assign resources equivalent to a full time staff member to work exclusively on creating and scheduling Interactive Wink Programs within forty-five (45) days of the last party's execution of this Agreement.

4.4 Programmer agrees to use its reasonable efforts to commence transmission of Interactive Wink Programs on the First Programming Service on the later of one hundred twenty (120) days after the Effective Date and forty-five (45) days after Wink has "enabled the system". Wink shall have "enabled the system" upon the last to occur of the following: (i) successful installation and integration at Programmer's facility of all Wink Software and Wink Hardware necessary to produce and deliver Interactive Wink Programs to commercial cable subscriber households, without signal degradation and without causing any other technical or operational incompatibility, interference, or impairment, (ii) satisfactory completion of testing of all Wink Software and Wink Hardware, to be performed by Wink subsequent to installation and integration of Wink Software and Wink Hardware into Programmer facilities, (iii) training of Programmer personnel in the use and operation of Wink Software and Wink Hardware, and (iv) reception capacity by commercial cable subscriber households. Programmer agrees to use reasonable efforts to identify video programming for which Interactive Wink Programs can be developed and broadcast and to facilitate demonstrations and presentations by Wink staff to appropriate executives selected by Programmer from its major programming departments.

4.5 Programmer agrees to cooperate with Wink in tailoring and deployment of a Wink Server Module specific to Wink's Programmer which would enable the automatic suspension of program enhancements during advertising breaks and the automatic triggering of the insertion of Interactive Wink Programs related to ads on the First Programming Service ("Automation Server Module" or "ASM"). The parties agree that Wink is solely responsible for the tailoring of the Automation Server Module, and that Programmer's obligations under this agreement are solely to make technical staff and documentation readily available to Wink for the specification, development and integration of such module into Programmer's operations. Once Wink has delivered a functional Automation Server Module, Programmer agrees to use reasonable efforts (at no cost to Programmer) to test the airing of Interactive Wink Programs related to advertisements bought by third party advertisers.

4.6 Wink agrees to provide software to enable Programmer to parse Programmer's existing HTML content for use in Wink applications. The software used to author such parsing routines is referred to as "Wink Server Studio", and the



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        software used to execute such parsing routines on the Wink Broadcast
        Server is referred to as the "Wink Server Module" throughout this Agreement.

4.7     For purposes of this Agreement, the following definitions shall apply:

        (a) A "Wink-enabled Viewer" is any television viewer which is able to receive and interact with Interactive Wink Programs.

        (b) A "Wink Response" is any response data generated by a Wink-enabled Viewer when using an Interactive Wink Program and collected electronically by Wink.

        (c) A "Wink Revenue Response" is a Wink Response in which the Wink-enabled Viewer request products or services through the Interactive Wink Program, whether such products and services are provided at no charge to the Wink-enabled Viewer or require payment by the Wink-enabled Viewer, and where the fulfillment of that request requires the release of Wink-enabled Viewer specific information, such as name and address. Commencing on the First Air Date and throughout the remainder of the Term, Wink shall, no later than Wednesday of each week, provide to Programmer standard weekly reporting, at no charge to Programmer, of all Wink Responses generated by Interactive Wink Programs aired on Programmer's networks or affiliates during the previous week. Programmer accepts Wink's terms for all other reporting regarding Wink Responses, as defined in Exhibit B. Wink warrants and represents that Exhibit B and each and all of its terms are as favorable or more favorable than the terms of any agreement relating to the licensing of Wink software Wink has entered into with other United States programmer. Wink further agrees to promptly notify Programmer in writing, should Wink decide to enter into new agreements or amend existing agreements with any United States programmer to include one or more more favorable terms than those defined in Exhibit B and to immediately offer such terms to Programmer. Wink agrees to provide all reports described above in hard copy or electronic form, per Programmer's instructions. All Wink Revenue Responses and Wink Responses shall be undertaken by Wink or its agents in accordance with applicable law, including, without limitation, truth in advertising and customer privacy laws. In addition, Wink agrees that it will correctly route all Wink Revenue Responses and all attendant information on a timely basis in accordance with the instructions of the entity sponsoring the enhancement and agrees to indemnify and hold Programmer harmless from and against any claims arising out of any breach or alleged breach of that obligation.

        Upon no less than two (2) weeks notice to Wink, Programmer shall have the right to appoint a third party auditor, who shall be permitted, during regular business hours, to inspect all of Wink's books and records, whether electronic or otherwise, relating to Wink Responses, Wink Revenue Responses, and all other revenues generated by Wink's Data Center from Interactive Wink Programs sourced to Programmer under this Agreement. Programmer shall



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        also have the right to audit all "most favored nations provisions"
        hereunder, provided that Programmer shall require that its auditors shall not disclose any terms of Wink's agreements with other broadcast and cable programmers to Programmer, except when directly related to the most favored nations clauses in this Agreement and then only in a form that does not identify by name the holder of such more favorable term.

4.8 During the Term of this Master Agreement, Wink shall pay to Programmer, on a monthly basis, [ * ] percent of Attributable Revenue. Attributable Revenue shall be defined as the gross fees earned by Wink directly sourced to Interactive Wink Programs airing on the First Programming Service, including, without limitation, Wink Revenue Responses and Wink Response fees and fees from third party reports (less only amounts refunded or credited for return), regardless of whether such Interactive Wink Programs are paid for or sponsored by a third party or Programmer. Wink warrants and represents that the definition of Attributable Revenue (i.e. the revenue base) is as beneficial to Programmer as any definition which Wink has provided to any other entity for purposes of calculating revenue share for such entity. Wink further warrants and represents that if it enters into any agreements or amendments offering a more favorable revenue base definition, it will notify Programmer and Programmer shall have the right to substitute that definition for the definition hereunder. Such payments will be made within thirty (30) days of the end of each month, and will be accompanied by a detailed report showing Wink Revenue Responses by Interactive Wink Programs, and all revenues generated by Wink's Data Center from all Wink Revenue Responses generated by Interactive Wink Program aired on the First Programming Service (and any other revenues for which Wink is obligated to share revenue with Programmer according to this Agreement) . Past due payments shall bear interest at a rate equal to the lesser of (i) one and one-half percent (11/2%) per month or (ii) the maximum legal rate permitted under law, and Wink shall be liable for all reasonable costs and expenses (including, without limitation, reasonable court costs and attorneys' fees) incurred by Programmer in collecting any past due payments. Programmer agrees that no interest shall be due if the parties have a bona fide dispute over payments. In the event Wink offers a revenue sharing arrangement to any other programmer relating to distribution of Interactive Wink Programs on platforms other than an over-the-air broadcast network, Wink will offer such arrangement to Programmer for any Programming Service hereunder distributed on similar platforms.

4.9 Beginning within 14 days on the First Air Date, Programmer agrees to use reasonable efforts to enhance at least ten (10) hours a week of programming broadcast by the First Programming Service with Interactive Wink Programs and to offer the "Enhanced Programming" to distribution outlets that reach in the aggregate at least 70% of the television households in the United States


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     *    Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.


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        (the "Programming Commitment"). "Enhanced Programming" shall be defined as programming which includes Interactive Wink Program(s) in the First Programming Service's VBI or an MPEG private data stream concurrently with the corresponding signal for the programming. Enhanced Programming shall count toward fulfillment of the Programming Commitment based on the broadcast time of the "Enhanced Programming". Wink hereby acknowledges that the Programming Commitment is subject to the following: (i) Any Programmer agreements affected by or otherwise limiting Programmer's opportunities and/or ability to fulfill the Programming Commitment including, without limitation, agreements with advertisers, licensors, affiliates, cable system operators and/or other transmitters or re-transmitters of Programmer's signal (ii) all collective bargaining agreements to which Programmer is a party and
        (iii) all laws and/or regulations pertaining to any performance of the obligations contemplated under this Agreement (subsections (i) - (iii) above are collectively referred to herein as the "Restrictive Obligations")In the event that the Restrictive Obligations render fulfillment of the Programming Commitment unreasonable or impracticable (e.g. the available hours of programming in which to deliver the Interactive Wink Programs are substantially reduced), the Programming Commitment shall be reduced accordingly to the number of hours per week that is reasonable ("Revised Programming Commitment") and Programmer shall be obligated to use reasonable efforts to broadcast Interactive Wink Programs on the First Programming Service according to the Revised Programming Commitment. Programmer has the sole right to select, in its sole discretion, the programs to be enhanced toward fulfillment of the Programming Commitment. Fulfillment of the Programming Commitment shall be measured by determining at the end of each calendar month the average weekly broadcast time of Enhanced Programming over the previous eight
        (8) weeks. It is understood and agreed that if Programmer has offered the Enhanced Programming as set forth herein and has otherwise adhered to its obligations in Paragraph 4.1, Programmer will have fulfilled its obligations hereunder even if the Interactive Wink Programs are not actually broadcast (or transmitted) by these media outlets or distributors. Programmer has the sole and absolute control and approval of the Interactive Wink Programs, including, without limitation, the content, nature, form, scope and placement of the Interactive Wink Programs, and may suspend any individual Interactive Wink Program at any time and for any reason. Interactive Wink Programs for cable programming services must be related to the content, nature and intended audience of the video programming with which they are broadcast. Wink's sole remedy in the event Programmer does not meet the foregoing Programming Commitment Will be to terminate this Agreement. Such notice of termination must be given in writing 30 days before the effective date of termination and within the 30 day notice period, Programmer will have the opportunity to cure by distributing sufficient Enhanced Programming to reach the minimum requirement. In the event of such "cure", the termination notice will be deemed rescinded.



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4.10    Programmer is responsible for payment of third party fees and royalties arising out of the content of the Interactive Wink Programs aired by Programmer, including but not limited to fees and royalties owed to studios, on-air and other talent, news and sports data providers and professional and college sports leagues or teams. Wink shall be responsible for all third party fees and royalties arising out of Programmer's use of the Wink Hardware and/or Software, excluding such fees and royalties owed by Programmer hereunder.

4.11 The parties agree that the Interactive Wink Programs will require bandwidth equivalent to both fields of one dedicated line of VBI on each programming service. Programmer may elect to use additional VBI lines in its sole discretion. Programmer has the right, without limiting its rights or remedies, immediately to suspend its obligations (including without limitation payment obligations and the Programming Commitment) and to terminate this Agreement if Programmer's Interactive Wink Programs cause any degradation in Programmer's (or any transmitter's or retransmitter's) video signal quality, or cause any other technical or operational incompatibility, impairment or interference. Programmer agrees that such termination shall be subject to the thirty (30) day cure period defined in section 14.1 below.

4.12. Wink agrees that Programmer shall own all rights (including copyright) in any Interactive Wink Programs created by Programmer, with or without the assistance of Wink staff members. Wink agrees that Programmer may license Interactive Wink Programs (or derivatives thereof) that Programmer creates to third parties on any terms that the Programmer and the third party can mutually agree upon. Programmer can not sub-license Wink Software, or act as an agent for Wink.

4.13.   [*]

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     *    Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.




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                                      [*]
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     *    Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.


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        [*]

5.      RATES, DEPLOYMENT AND OTHER PROGRAMMING SERVICES

5.1 Programmer and Wink each agree to remit the license fees and other payments under this Agreement on a timely basis, on or before the 30th day following each month of the Term.

5.2 Programmer agrees to provide the Interactive Wink Programs to any multi-channel video operator in the United States or Canada with whom Programmer then has an agreement for carriage or re-transmission of the First Programming Service's video programming as carried by Programmer's Owned Stations ("System Operators"), to the extent that the terms of such carriage or retransmission are not inconsistent with this Agreement, but only if, in so doing, Programmer is not subject to any additional obligations under any such agreements. Programmer shall not be required to contest in any legal proceeding or otherwise a determination by a System Operator that it is not required to pass through to its subscribers Wink Interactive Programs carried by any Programmer Owned Stations.

5.3 Programmer may choose to utilize other products and services of Wink not quoted elsewhere in this Agreement from time to time. These services will be extended by Wink to Programmer at the lower of the then prevailing retail rate and the lowest rate offered any programmer for the same products and services.

5.4 Wink agrees to extend the following license rights to programming entities which are owned by Programmer or affiliated with the First Programming Service:

        (a) Programmer can elect to license the Wink Software for Programmer Owned Stations at any time during the Term, subject to the license and other fees in Exhibit F, and acknowledging that such license terms are subject to a 10-hour "Programming Commitment" per week (as defined in 4.9 above) for Interactive Wink Programs. Programmer acknowledges and agrees that the equipment, installation and integration charges will be invoiced to Programmer on a time and material basis for Wink's verifiable, direct, out-of-pocket costs, not to exceed the amount set forth in Exhibit F. Notwithstanding the foregoing, if Programmer elects instead to provide any equipment or to use its appropriately trained personnel to install and integrate the applicable Wink system, then the one-time equipment, installation and integration charges will be reduced accordingly.

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     *    Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

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        (b)     Programmer can elect to license the Wink Software for its cable programming services at any time during the Term, subject to the license and other fees in Exhibit G, and acknowledging that such license terms are subject to a 10-hour "Programming Commitment" per week (as defined in 4.9 above) for Interactive Wink Programs and to the execution of Exhibit D. Notwithstanding the foregoing, Wink has agreed that, with respect to Country Music Television, if it elects to become Wink enhanced and provided Wink's agreement with the The Nashville Network is still in effect, Wink will (a) provide all licenses of software free of charge for a one-year period; and (b) will install and integrate the system on a time and materials basis for Wink's verifiable, direct, out-of-pocket costs not to exceed $16,000.

        (c)             [*]

        (d) Wink agrees to offer a license of Wink Software to any Other Programmer Affiliate at prices no less favorable then those contained in Exhibit H1, provided however that such license terms shall be subject to a commitment to air Interactive Wink Programs for at least 10 'hours of programming per week. Wink acknowledges that Programmer has no authority to and does not hereby make any commitments on behalf of Other Programmer Affiliates. At Programmer's request, Wink agrees to train Programmer's personnel to enable Programmer to install and integrate Wink Software and Hardware and thereby reduce otherwise applicable installation and integration fees. Programmer also understands and accepts that Wink is not obligated under this Agreement to provide the transaction revenue share offered to Programmer in section 4.8 to any programming service other than the First Programming Service.

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     *    Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.


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        Except as noted above, if Programmer elects to exercise its right to license Wink Software and Hardware for any of its Owned Stations or its cable programming services all terms and conditions of this Agreement which are applicable to a programming service of such nature shall apply.

6.      PAYMENT TERMS

6.1 Wink will send invoices for all payments due hereunder, 30 days in advance of the due date. Wink's failure, for any reason, to send an invoice for a particular monthly payment due in years two through eight of the Term for the Broadcast Server, Server Module Engine, Automation Server Module or Tech Support shall not relieve Programmer of its obligation to make these payments in a timely manner consistent with the terms of this Agreement. Failure by Programmer to make such payments in the absence of an invoice shall not be considered a material breach under this Agreement. Past due payments shall bear interest at a rate equal to the lesser of (i) one and one-half percent (1 1/2%) per month or (ii) the maximum legal rate permitted under law, and Programmer shall be liable for all reasonable costs and expenses (including, without limitation, reasonable court costs and attorneys' fees) incurred by Wink in collecting any past due payments. Wink agrees that no interest shall be due if the parties have a bona fide dispute over payments.

7.      PROMOTION AND RESEARCH

7.1 The parties agree to use good faith efforts to issue a joint press release after execution of this agreement subject to written approval by both parties announcing this Agreement within fourteen (14) days of the Effective Date of this Agreement. Wink shall be solely responsible for providing a draft for Programmer's review on a timely basis.

7.2 Wink agrees to provide Programmer with notice within 30 days of new System Operators having enabled their subscribers to receive Programmer's Interactive Wink Programs. Wink further agrees to immediately notify Programmer as to the first day subscribers in Wink's first five (5) cable systems are able to receive Programmer's Interactive Wink Programs.

7.3 Subject to the approvals of 7.4: Wink agrees to promote and feature Programmer's Interactive Wink Programs as prominently as any other programming service in Wink's promotion, advertisements and/or marketing materials (in any and all media), during meetings with cable operators and the press, and during industry trade shows. Wink will also use reasonable efforts to assist Programmer in achieving its marketing objectives in materials prepared by third parties, such as equipment manufacturers, retailers and cable operators. At its election, Programmer shall have the right to promote its participation as a charter Wink programmer to cable operators, and upon



                             CONFIDENTIAL - PAGE 13
        written approval to serve as a press reference for Wink during the effective term of the agreement.

7.4 Wink, equipment manufacturers, retailers and System Operators may prepare marketing materials relating to the Interactive Wink Programs and may use Programmer's name, logo and screen shots (collectively, "Programmer's Marks") from the Interactive Wink Programs. Programmer, the Programming Services, Programmer Owned Stations and Other Programmer Affiliates may use and authorize the use of Wink's name, logo and related elements (collectively Wink's Marks") in the production and distribution of Interactive Wink Programs and in advertising and publicity therefor. Each party must submit materials containing the other's Marks to the other party for review and written approval prior to distribution. The other party agrees to use reasonable efforts to respond promptly to such requests for approval, and retains sole discretion over such approvals, if any. Wink hereby acknowledges that Programmer is the sole owner of all right, title and interest in and to the Programmer's Marks and any marks, notices or designations utilized by Programmer in connection with Programmer's business, and that no rights or ownership are intended to be or shall be transferred to Wink. All uses of the Programmer's Marks shall inure to the benefit of Programmer. Upon any expiration or termination of this Agreement, Wink shall delete and discontinue all use of the Programmer's Marks. At no time during or after the term of this Agreement shall Wink challenge or assist others to challenge the Programmer's Marks or the registration thereof or attempt to assist another in the attempt to register any trademarks, marks or similar rights for marks the same as or confusingly similar to the Programmer's Marks. Likewise, Programmer hereby acknowledges that Wink is the sole owner of all right, title and interest in and to the Wink's Marks and any marks, notices or designations utilized by Wink in connection with Wink's business, and that no rights or ownership are intended to be or shall be transferred to Programmer. All uses of the Wink's Marks shall inure to the benefit of Wink. Upon any expiration or termination of this Agreement, Programmer shall delete and discontinue all use of the Wink's Marks. At no time during or after the term of this Agreement shall Programmer challenge or assist others to challenge the Wink's Marks or the registration thereof or attempt to assist another in the attempt to register any trademarks, marks or similar rights for marks the same as or confusingly similar to the Wink's Marks.

7.5 Programmer understands and accepts that Wink will be providing reports on Wink Responses to the Interactive Wink Programs to System Operator(s) for Wink Responses that originate from System Operator's subscribers, to equipment manufacturers for Wink Responses that originate from Wink-enabled equipment sold by such manufacturers, and to advertisers and other parties, authorized by Programmer, for Wink Responses that originate from Interactive Wink Programs paid for or sponsored by such parties (collectively, the "Recipients"). Such reports to Recipients shall be restricted to aggregate



                             CONFIDENTIAL - PAGE 14
        reports about Wink Responses, and detailed reports on individual Wink Revenue Responses, which shall only be forwarded to the Recipient fulfilling such viewer requests, or such party's designated agent. Wink agrees that reports providing specific data regarding viewer responses to, usage of, and/or exposure to Programmer's Interactive Wink Programs, including data on Wink viewer responses to advertising on Programmer owned or affiliated programming services, will not be made available, except in aggregated form that does not identify Programmer or specific Programmer viewer data, to any third party except Recipients pursuant to this paragraph. Wink acknowledges and agrees that any reports provided to Recipients or other third parties must adhere to applicable consumer privacy laws. Information regarding the nature of Winks Responses or the Wink Viewers shall not be used for any other purpose without the express consent of Programmer. Notwithstanding the foregoing, Wink agrees that it shall not include in any of its standard and/or customized reports any information other than raw data, including aggregate and accumulated data, program ratings, demographic data, the number of applicable Wink viewers and other similar "objective" data. [ * ]

8.      WARRANTY

8.1 Wink hereby represents and warrants to Programmer that the Wink Software and Wink Hardware (and subsequent revisions and upgrades to same provided by Wink to Programmer) will operate and perform in accordance with all published specifications with respect thereto (e.g. Wink's published specifications for the Interactive Communications Application Protocol, as updated by Wink, and Wink's then current documentation and manuals), in accordance with the criteria defined in Exhibit H2 and as demonstrated to Programmer prior to this Agreement. Wink also represents and warrants that as of this signing of this Agreement, Wink is not aware of any claims against Wink's patents, copyrights or other intellectual property, except for the "Berman" claim. Wink further represents that the Wink Software (and subsequent revisions and upgrades to same provided by Wink to Programmer) is Year 2000 compliant.

8.2 Wink hereby warrants and represents that the terms contained herein for licensing of Wink software, provision of Wink services (excluding one-time deployment charges), sharing of Wink's revenues and for Programmer's commitment for Interactive Wink Programs, including without limitation the terms of Exhibits B and C, (collectively, the "Major Provisions") are as favorable to Programmer as any other agreement Wink has entered into with other broadcast and cable programming entities. Wink further agrees to promptly notify Programmer in writing, should Wink decide to enter into new agreements or amend existing agreements with any United States programmer to include more favorable Major Provisions. Programmer shall have the right during the


-------------
     * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

                             CONFIDENTIAL - PAGE 15
        next 60 days after its receipt of said notice to assume such new Major Provisions in their entirety, effective as of the date such Major Provisions were first agreed to with another Programmer, and amend this Agreement accordingly. Wink acknowledges and agrees that to obtain the benefits of such new Major Provisions, Programmer shall only be required to meet those terms relating to comparable Programmer assets. If Programmer has no comparable assets, Wink agrees to negotiate in good faith to determine if other' Programmer assets could be substituted to allow Programmer to benefit from the terms related to such un-comparable assets.

8.3 Wink warrants and represents that the terms and conditions in Exhibit D are as favorable to Programmer as any agreement Wink has caused or allowed other cable programmers to enter into with System Operators. If Wink causes or allows any other cable programmer to enter into an agreement with any System Operator on terms and conditions more favorable to the programmer than those enumerated in Exhibit D, Wink will notify Programmer to that effect and Programmer then will have the right during the next 60 days after its receipt of said notice to assume such more favorable terms and amend Exhibit D accordingly.

8.4 Wink hereby warrants and represents that the terms contained herein for licensing of Wink software, provision of Wink services and equipment, and the Programmer Owned Stations' commitment for Interactive Wink Programs, including without limitation the terms of Exhibit F, (collectively, "Owned Stations' Major Provisions") are as favorable as any other similar agreement Wink has entered into with other broadcast programming entities for their owned and affiliated stations. Wink further agrees to promptly notify Programmer in writing, should Wink decide to enter into new agreements or amend existing agreements with any United States broadcast network to include more favorable Owned Stations' Major Provisions for such network's owned stations. Programmer shall have the right during the next 60 days after its receipt of said notice to assume such Owned Stations' Major Provisions in their entirety, effective as of the date such Owned Stations' Major Provisions were first agreed to with another broadcast programming entity, and amend this Agreement accordingly.

8.5     [*]

-------------
     * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.



                             CONFIDENTIAL - PAGE 16

        Section 13 - Confidentiality
        Section 14 - Termination

        [*]

9.      INDEMNIFICATION

9.1 Wink will indemnify and hold harmless Programmer, its parent and subsidiary companies and Programmer's affiliated television stations carrying Interactive Wink Programs and each of their respective employees, directors, agents, and other representatives against any and all claims, causes of action, damages and all other related expenses arising out of the breach or alleged breach of any of Wink's representations and warranties or any of Wink's other obligations stated herein or the use of any software, technology or equipment provided by Wink to Programmer hereunder (including without limitation the Wink Software and Hardware), or any of Wink's other business activities directly related to Programmer or this Agreement. Notwithstanding the above, the parties agree that Wink is specifically not liable or obligated to indemnify Programmer or other parties for:

        (a) any and all expenses arising out of claims or causes of action related to the content, nature or form of the Interactive Wink Programs.

        (b) any and all expenses arising out of claims or causes of action in which it is alleged that the Interactive Wink Programs created a malfunction or other technical problem on a Wink-enabled television set or multi-channel set top receiver, but only to the extent that the malfunction or problem is caused by Programmer's negligent testing of such Interactive Wink Programs or other negligent failure to adhere to Wink's standard Criteria for Compliant Interactive Wink Programs, as defined in Exhibit D, Attachment 1.

9.2 Programmer will indemnify and hold harmless Wink, its parent and subsidiary companies and their respective employees, directors, agents, other representatives against any and all claims, causes of action, damages and all other related expenses arising out of the breach or alleged breach of any of its representations and warranties or any of its other obligations stated herein, or any of Programmer's other business activities directly related to Wink or this Agreement.

-------------
     * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.


                             CONFIDENTIAL - PAGE 17

9.3. In any case in which indemnification is sought hereunder, the party seeking indemnification shall promptly notify the other in writing of any claim or litigation to which the indemnification relates and the party seeking indemnification shall afford the other party the opportunity to participate in and, at the other party's option, fully control any compromise, settlement, litigation or other resolution or disposition of such claim or litigation. Notwithstanding the foregoing, the indemnified party shall have the right, with respect to any claim or litigation, to retain its own counsel (in addition to counsel retained by the indemnifying party on the indemnified party's behalf), at its own expense, and counsel for the indemnified party shall cooperate fully with the counsel of the indemnified party. Nothing contained herein shall give the indemnifying party any right, as part of any compromise or settlement, to impose any obligations upon the indemnified party.

9.4. Wink shall, at its expense, use best efforts to obtain and maintain for such length of time as is necessary to cover any and all claims arising in connection with this Agreement, the following insurance policies acceptable to Programmer: Comprehensive General Liability, including, without limitation, contractual, product and completed operations insurance, having a combined single limit (contractual and property damage) of at least [ * ]; and Professional Liability Insurance, specifically insuring against any claims, causes of action, damages and all other related expenses arising pursuant to paragraph 9.1 of this Agreement, having a combined single limit (contractual and property damage) of at least [ * ]. Each of the policies required herein shall include a provision requiring the insurance company to give Programmer prompt notice, of at least 30 days, of any revision, modification or cancellation thereof. No revision, modification or cancellation of such policies which may affect Programmer's rights hereunder shall be made by Wink without first obtaining the prior written approval of Programmer. Promptly after securing such policies, Wink shall furnish Programmer with copies of the certificates of insurance and, at Programmer's request, copies of the insurance policies. CBS Corporation and CBS Broadcasting Inc. shall be included as additional insureds in all policies of insurance (except Workers' Compensation) obtained by Wink in compliance with this paragraph and all such insurance shall be primary and not contributing with any similar insurance in effect in the name of and for the benefit of CBS Broadcasting Inc. or CBS Corporation. Wink further agrees to maintain Workers' Compensation and Employer's Liability Insurance according to the requirements of California State Law.

10.     NOTICES

        All notices, statements, and other communications given hereunder shall be in writing and shall be delivered by facsimile transmission, personal delivery, certified mail, return receipt requested, or by next day express delivery.

-------------
     * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.


                             CONFIDENTIAL - PAGE 18
        addressed, to the addresses provided in the first paragraph of this Agreement, and to the attention of:

        if to Wink:
        Senior Vice President, Programming

        with a copy to:
        Chief Financial Officer

        If to Programmer: Chief Financial Officer with a copy to: General Counsel

        The date of such facsimile transmission, telegraphing or personal delivery or the next day if by express delivery, or the date three (3) days after mailing, shall be deemed the date on which such notice is given and effective.

11.     WINK SOFTWARE
        All rights, title and interest in and to the Wink Software or other rights, of whatever nature, related thereto shall remain the property of Wink.

12.     REPRESENTATION

12.1 Wink represents and warrants to Programmer that (i) it is a corporation duly organized and validly existing under the laws of the State of California; (ii) Wink has the corporate power and authority to enter into this Agreement and to fully perform its obligations hereunder (iii) Wink is under no contractual or other legal obligation which in any way interferes with its ability to fully, promptly and completely perform hereunder; (iv) it has all rights necessary to grant the licenses and rights granted hereunder; and (v) Programmer's exercise of its license and rights hereunder will not infringe upon the rights of any third party entity(ies).

12.2 Programmer represents and warrants to Wink that (i) Programmer is a corporation duly organized and validly existing under the laws of the State of Pennsylvania; (ii) Programmer has the requisite power and authority to enter in this Agreement and to fully perform its obligations hereunder; and (iii) Programmer is under no contractual or other legal obligation which in any way interferes with its ability to fully, promptly and completely perform hereunder.

13.     CONFIDENTIALITY

13.1 Each party agrees that it will not use, except in the performance of its obligations under this Agreement, and will not disclose or give to others, any of the other party's Confidential Information (as defined below). Without limiting the generality of the foregoing, each party will (i) restrict the disclosure of the



                             CONFIDENTIAL - PAGE 19
        other party's Confidential Information to those of its employees who require such information for purposes of performing its obligations hereunder, (ii) inform each such employee of the confidential nature of the information disclosed, (iii) prevent the use or disclosure by its employees of such Confidential Information, except as provided herein, and (iv) promptly notify the other .party of any use or disclosure of the Confidential Information, whether intentional or not, which violates the provisions of this Paragraph 13. For purposes of this Agreement, the term "Confidential Information" means all technical, business and other information disclosed by one party to the other that derives economic value, actual or potential, from not being generally known to other persons, including, without limitation, technical and nontechnical data, devices, methods, techniques, drawings, processes, computer programs, algorithms, methods of operation, financial data, financial plans, product plans, and lists of actual or potential customers or suppliers. "Confidential Information" does not include information which does not constitute a trade secret under applicable law after the second anniversary date of the expiration of this Agreement. Also, "Confidential Information" shall not include information which, (a) is or becomes publicly known through no act or failure to act on the part of the recipient, (b) was rightfully in the recipient's possession prior to disclosure by the disclosing party, (c) becomes rightfully known to the recipient from a third party not subject to any independent confidential or proprietary restriction, (d) is approved by the disclosing party for disclosure without restriction, in a written document that is signed by a duly authorized officer of that party, (e) is disclosed after the termination of the recipient's duty of confidentiality as specified herein or (f) is or was developed independently by the recipient without use of or reference to any of the Confidential Information and without violation of any confidentiality restriction. The parties agree to keep the terms of this Agreement confidential, but acknowledge that certain disclosures may be required by law. Programmer understands and acknowledges that Wink may provide copies of Exhibits A and D to System Operators.

14.     TERMINATION

14.1 Except as otherwise provided herein, neither Programmer nor Wink may terminate this Agreement except upon thirty (30) days prior written notice and then only if the other has made a misrepresentation herein or breaches any of its material obligations hereunder and such misrepresentation or breach (which shall be specified in such notice) is not or cannot be cured within thirty (30) days of such notice. The parties agree that Wink's failure to perform materially any services or provide any technology or equipment in accordance with this Agreement shall be considered a material breach. The parties also agree that failure by Programmer to make timely payments of license fees and other fees due Wink under this Agreement, and failure by Wink to make timely payments of Programmer's share of Wink's Attributable Revenue shall be considered material breaches, and that the terminating party's termination of this



                             CONFIDENTIAL - PAGE 20

        Agreement shall be without prejudice to any other remedies the terminating party may have, including, without limitation, all remedies with respect to the unperformed balance of this Agreement.

14.2 Upon expiration of the term (including any extensions thereof) of this Agreement or upon the termination of this Agreement or of any license granted hereunder for any reason, all rights of Programmer to use the Wink Software will cease and Programmer will immediately and on reasonable terms (i) grant to Wink access to its business premises and the Wink Software and allow Wink to remove the Wink Software and any equipment provided or financed by Wink, excluding Wink Hardware (which removal shall be done with as little disturbance as possible to Programmer's business operations at Wink's sole expense), (ii) purge all copies of all Wink Software from all computer processors or storage media on which Programmer has installed or permitted others to install such Wink Software, and (iii) when requested by Wink, certify to Wink in writing, signed by an officer of Programmer, that all copies of the Wink Software have been returned to Wink or destroyed and that no copy of any Wink Software remains in Programmer's possession or under its control.

15.     GENERAL
        The parties agree that in the event it is necessary to employ attorneys to enforce the terms of this Agreement, the prevailing party in any lawsuit shall be entitled to an award of reasonable attorneys' fees and court costs.

        (a) Except pursuant to paragraph 2.3, this Agreement may not be assigned without prior written mutual consent of Programmer and Wink. Consent shall not be required for assignment to a corporate affiliate, assuming that the programming services providing Interactive Wink Programs remain as defined in Exhibit A.

        (b) This Agreement may be amended only by an instrument in writing, executed by Programmer and Wink.

        (c) This Agreement will be governed in all respects by the laws of the State of California.



                             CONFIDENTIAL - PAGE 21

        (d) This Agreement represents the entire agreement between the parties and supersedes and replaces all prior oral and written proposals, communications and agreements with regard to the subject matter hereof between Programmer and Wink.

        IN WITNESS WHEREOF, the parties by their duly authorized representatives have entered into this Agreement as of the Effective Date. WINK COMMUNICATIONS, INC. CBS CORPORATION

        Name:                           Name:

        Title:                          Title:



                             CONFIDENTIAL - PAGE 22

Exhibit A: Programming Services

Description of Programming Services:

NAME           Start of Wink                Video         VBI line              Virtual        Insertion
               Programming                  (A/D)         Location              Ch?            Point

First Programming Service
CBS            First Air Date               Analog        TBD           TBD            New York
Television
Network

Other Programming Services *
CBS Owned

Stations       TBD                          TBD           TBD           TBD            TBD

* Programmer is under no obligation to include programming services other than the CBS Television Network in this Agreement

Contact Information:
Issue          Address                      Contact(s)    Phone         /Fax/E-mail

Operations (site visits, VBI insertion, etc.)
TBD

Programming (development and scheduling of Interactive Wink Programs, reports, etc.)
TBD

Marketing (affiliate marketing, approvals of promotional materials)
TBD



                             CONFIDENTIAL - PAGE 23

EXHIBIT B: WINK RESPONSE CENTER. SERVICES

All products and services are billed Net/45. A Purchase Response shall be defined as any Wink Revenue Response which constitutes an agreement to purchase a product or service, regardless of the method of payment. An RFI Response shall be defined as any other Wink Revenue Response. A Poll Response shall be defined as a Wink Response generated by a Wink "vote/poll" script. Programmer shall have no liability for payment for Reports, Polls, Wink Responses or Wink Purchase Responses commissioned by third parties such as advertisers on the Programming Services hereunder. These will be subject to separate agreement between the third parties and Wink, unless Programmer exercises Its election to contract directly with Wink on any such advertiser enhancement. All Wink Transaction Fees will be charged net of credits, refunds and returns.

Wink Transactions/mo.                       Price/Wink Transaction
Purchase Responses                          $[*] min./mo. per Interactive Wink Program
                                            creating Purchase Responses
1-5,000                                     [*]
5,001 - 25,000                              [*]
25,001 - 100,000                            [*]
100,001 - 250,000                           [*]
250,001 - 500,000                           [*]
500, 001 +                                  [*]

RFI Responses                               $[*] min./mo. per Interactive Wink Program
                                            creating RFI Responses
1-5,000                                     [*]
5,001 - 25,000                              [*]
25,001 - 100,000                            [*]
100,001 - 250,000                           [*]
250,001 - 500,000                           [*]
500, 001 +                                  [*]

Polls - report only                         $[*] min./mo. per Interactive Wink Program creating Poll Responses
1-250,000 Wink Responses                    [*]
250,001 +                                   [*]

1. Minimum monthly charges per application include UIC (Universal ICAP code) registration.

2. All volume price breaks are based on Programmer's monthly transaction volume by response category. The price breaks are based on the "average" for the month. That is, the lowest price applies to all transactions for the month.

PURCHASE AND REQUEST RESPONSE FEES INCLUDE;

1. Daily name & address lists delivered by fax, e-mail, or electronic FTP or mailbox.

2.      UIC and application registration.

3. Standard report showing number of Wink Responses per day per Interactive Wink Program per city.

POLLS

The fixed charge includes UIC and application registration, and a standard reporting that summarizes all Poll responses by type by city. If the application asks the viewer for telephone prefix or zip code, the summary includes those totals.

Custom Usage Reports or other Custom Reporting
Custom reports are quoted by the Wink Response Center.

New Fee Structure



                             CONFIDENTIAL - PAGE 24

-------------
     * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

Wink agrees to provide a new Wink Transaction fee structure for Purchase and RFI Responses within 60 days of the Effective Date of the Agreement. Programmer is and will continue to be on a "most favored nations" basis with all broadcasters and cable networks on all terms contained in this Exhibit B.




                             CONFIDENTIAL - PAGE 25

            EXHIBIT C: WINK SOFTWARE AND SERVICES PRICING, SCHEDULE 1

This pricing is available to the CBS TV Network and is subject to the terms of the Agreement. On-going annual fees are paid one twelfth each month, and are due the first of the month.

                                            On-going      First     Yrs 2-8
                                            or one-       year      Price/
                                            time costs    Price     network

Broadcast Server                            On-going      Free      $48,000
Server Module Engine                        On-going      Free      $12,000
Automation Server Module                    On-going      Free      $24,000
Tech Support                                On-going      Free      $6,000
Subtotal                                    On-going      $0        $90,000

Server hardware                             One-time      $9,500    N/A
Data Insert. Unit(2)                        One-time      $16,800   N/A
Set-top boxes, misc.                        One-time      $700      N/A
Sub-total                                   One-time      $27,000   N/A

Installation and integration                One-time      $25,000   N/A
Studio site license (5 seats)               One-time      Free      N/A
Svr Studio license (5 seats)                One-time      Free      N/A
Training (3days)(1)                         One-time      Free      N/A
Subtotal                                    One-time      $0        N/A

TOTAL (3)                                   Both          $52,000   $90,000

(1) This base training package provides training on the Wink Software and Hardware and will enable Programmer's staff to create, schedule and air Interactive Wink Programs as contemplated by this Agreement. Wink will also provide reasonable additional training to those same staff as may be required and agreed upon between the parties.

(2)     Three units and software modules for one VBI line each.

The above pricing for installation and integration covers all work necessary to enable scheduling and transmission of program and/or commercial enhancements.

OPTIONAL SERVICES

Custom interface work (ad insertion and traffic systems, etc.)   $1,000/day
Phone training and consulting beyond standard package            $125/hr
Application development                                          $2,500 min., $125/hr



                             CONFIDENTIAL - PAGE 26

EXHIBIT D: PROGRAMMER'S TERMS FOR CARRIAGE OF INTERACTIVE WINK PROGRAMS OTHER THAN RETRANSMISSION OF OVER-THE-AIR BROADCASTS

Programmer:                  CBS Corporation
Programming Services:

This agreement (the "IWP Carriage Agreement") sets forth the terms and conditions for the national distribution of Wink ITV applications ("Interactive Wink Programs") to any multi-channel video operator in the United States or Canada with whom Programming Service already has an agreement for carriage of Programming Service's video programming ("System Operator").

1.      BACKGROUND

Programming Service's has created one or more Interactive Wink Programs which are compliant with the Wink Communications, Inc. ("Wink") interactive communications application protocol. The Interactive Wink Programs are transmitted by Programming Services using either the vertical blanking interval ("VBI") of the corresponding video signal, or using MPEG private data streams provided concurrently with the corresponding video signal(s).

System Operator distributes one or more of Programming Services' signals through one or more of the following: cable, satellite and MMDS (wireless cable).

2.      EFFECTIVE DATE AND TERM

The term of this IWP Carriage Agreement shall commence on the date of Programming Services' execution of this IWP Carriage Agreement. The parties acknowledge that Programming Services has an agreement with Wink for distribution of Interactive Wink Programs (the "Charter Programmer Affiliation Agreement") for eight years after the first transmission of Interactive Wink Programs by Programming Services. The terms and conditions of this IWP Carriage Agreement shall govern during the entire term of the Charter Programmer Affiliation Agreement, unless Programming Services and Wink terminate their Charter Programmer Affiliation Agreement earlier in accordance with the terms of that agreement.

3.      INTEGRITY OF INTERACTIVE WINK PROGRAMS

Programming Services will ensure that the Interactive Wink Programs meet Wink's criteria for compliant Interactive Wink Programs (See Attachment 1). Programming Services agrees that each Interactive Wink Program shall have been either successfully tested by Programming Services or certified as compliant by Wink prior to the Delivery to System Operator for distribution, and shall bear any associated costs of such testing.



                             CONFIDENTIAL - PAGE 27

Programming Services understands that failure to meet the above criteria could result in System Operator suspending the distribution of one or more Interactive Wink Programs until such time as all Interactive Wink Programs are certified by Wink to be in compliance.

4.      DISTRIBUTION

Programming Services hereby grants System Operator a non-exclusive license to distribute the Interactive Wink Programs delivered in the VBI or MPEG of Programming Services' video signal.

Programming Services agrees not to charge System Operator fees associated with Interactive Wink Programs for the term of this Agreement. Likewise, System Operator agrees that no fees or charges will be due as a result of carriage or retransmission of the Interactive Wink Programs as provided for hereunder.

Programming Services will provide Wink written notice at least 30 days prior to discontinuing national transmission of all Interactive Wink Programs. Wink has agreed to provide such notices to System Operator, but System Operator agrees that Programming Services has no liability or other obligations to System Operator, should Wink fail to do so.

It is a condition of System Operator's right to carry the Interactive Wink Programs that System Operator shall distribute Programming Services' Interactive Wink Programs without modification, and that System Operator may not modify or enhance any VBI lines described in Exhibit A of the Charter Programmer Affiliation Agreement between Programmer and Wink and amendments to same, as provided to System Operator. Programmer agrees that System Operator may copy the Interactive Wink Programs for simultaneous transmission in different encoding formats other than what Programmer currently uses including but not limited to, other VBI formats, out of band channels, and MPEG2 private data streams; provided such Interactive Wink Programs are presented together with the original corresponding video to System Operator's subscribers, and that such copying is done to enable System Operator's subscribers to properly receive and display the Interactive Wink Programs on their set top box or television set.

5.      RESPONSE NETWORK

Programming Services agrees to utilize the Wink Response Network for two-way Interactive Wink Programs. Programming Services also agrees to use Wink Communication's standard scripts and guidelines to generate viewer responses to two-way Interactive Wink Programs.

6.      MARKETING MATERIALS



                             CONFIDENTIAL - PAGE 28

System Operator may prepare marketing materials relating to the Interactive Wink Programs and may use Programming Services' name, logo, and screen shots from the Interactive Wink Programs in such marketing materials, provided that such materials are submitted to Programming Services for review and written approval prior to distribution. Programming Services agrees to use reasonable .efforts to respond to such requests for approval in a timely fashion, provided that such approval shall be in Programming Services' sole discretion.

7.      SCOPE

This Agreement does not supersede or affect other Agreements between Programming Services and System Operator, This Agreement represents all of the terms and conditions for Programming Services providing Interactive Wink Programs. This Agreement may be updated from time to time only by express written consent of Programming Services.

PROGRAMMER
By:
Name:
Title:
Date:




                             CONFIDENTIAL - PAGE 29

EXHIBIT D, ATTACHMENT 1: CRITERIA FOR COMPLIANT INTERACTIVE WINK PROGRAMS


o All Interactive Wink Programs must be registered and contain a unique universal ICAP code (UIC) prior to being broadcast.

o Registered Interactive Wink Programs have complied with the Wink testing procedures established to validate:

                that the Interactive Wink Programs can be delivered through the VBI, will arrive as appropriate, and can be decoded in the Wink engine.

                that the Interactive Wink Programs does not generate error messages.

                that the Interactive Wink Programs receives scheduled updates, if applicable.

                that the Interactive Wink Programs passes minimum acceptable latency standards.

                that the Interactive Wink Programs do not cause System Operator technical or operational problems.

                that the I nteractive Wink Programs, if two-way, generates the appropriate routing address and usage data.



                             CONFIDENTIAL - PAGE 30

EXHIBIT E: EQUIPMENT TO BE PROVIDED BY WINK (PRELIMINARY)

1.      WINK HARDWARE (PRELIMINARY)

        o Sun Ultra server hardware, configured to support Wink Broadcast Server 2.x, two Ethernet LAN cards, dial-up modem for remote diagnostic use

        o Norpak TES-3 data insertion units with software module for 1 VBI line, one each for the main East Coast and West Coast feeds and one for in-house testing

        o 2 GI CFT-2200 advanced analog cable set tops for development and test

2.      Programmer Equipment:

Programmer will provide cabling and Pentium PC running Windows 95 or Windows NT for the Broadcast Server User Interface, Wink Studio and Wink Server Studio. These applications may reside on one or several PCs, none of which need to be dedicated to the Wink software. Each PC must be connected to the Broadcast Server via an Ethernet LAN interface.



                             CONFIDENTIAL - PAGE 31

EXHIBIT F: WINK SOFTWARE AND SERVICES PRICING, SCHEDULE 2

Subject to the other terms and conditions of this agreement, this pricing is available to Programmer Owned Stations. On-going annual fees are paid one twelfth each month, and are due the first of the month.

                                        On-going or     First year Price     Years 2-8
                                        one-time costs                        Price/
                                                                              network
Broadcast Server                        On-going                [*]             [*]
Automation Server Module(3)             On-going                [*]             [*]
Server Module Engine                    On-going                [*]             [*]
Tech Support                            On-going                [*]             [*]
Subtotal                                On-going                [*]             [*]

Server hardware                         One-time                [*]             [*]
Data Insert. Unit(1)                    One-time                [*]             [*]
Set-top box, misc.                      One-time                [*]             [*]
Sub-total                               One-time                [*]             [*]


Installation and integration(2)         One-time                [*]             [*]
Studio site license (5 seats)           One-time                [*]             [*]
Server Studio site license (5 seats)    One-time                [*]             [*]
seats)
Studio/Server training (3x2days)(2)     One-time                [*]             [*]
Subtotal                                One-time                [*]             [*]

TOTAL                                   Both                    [*]             [*]

(1) One required per network. More than one VBI line per network requires an additional license from Norpak in the amount of $1,500/VBI line.

(2)     $25,000 if including Automation Server Module.

(3)     Optional

The above pricing for installation and integration covers all work necessary to enable scheduling and transmission of program and/or commercial enhancements based on Wink Studio templates.

OPTIONAL SERVICES

Custom interface work (ad insertion and traffic systems, etc.)          $1,000/day
Phone training and consulting beyond standard package                   $125/hr
Application development                                                 $2,500 min., $125/hr

-------------
     * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.


                             CONFIDENTIAL - PAGE 32

            EXHIBIT G: WINK SOFTWARE AND SERVICES PRICING, SCHEDULE 3

Subject to the other terms and conditions of this agreement, this pricing is available to Programmer's cable programming services. On-going annual fees are paid one twelfth each month, and are due the first of the month.

                                                                        Years 2-8
                                        On-going or       First year    Price/
                                        one-time costs    Price         network
Broadcast Server                        On-going          $48,000       $48,000
Automation Server Module(3)             On-going          Free          $24,000
Server Module Engine                    On-going          Free          $12,000
Tech Support                            On-going          Free          $6,000
Subtotal                                On-going          $48,000       $90,000

Server hardware                         One-time          $9,500        N/A
Data Insert. Unit(1)                    One-time          $5,600        N/A
Set-top box, misc.                      One-time          $700          N/A
Sub-total                               One-time          $15,800       N/A

Installation and integration(2)         One-time          $15,000       N/A
Studio site license (5 seats)           One-time          Free          N/A
Server Studio site license (5 seats)    One-time          Free          N/A
Studio/Server training (3x2days)(2)     One-time          Free          N/A
Subtotal                                One-time          $15,000       N/A

TOTAL                                   Both              $78,800        $90,000


(1) One required per network. More than one VBI line per network requires an additional license from Norpak in the amount of $1,500/VBI line.

(2)     $25,000 if including Automation Server Module.

(3)     Optional

The above pricing for installation and integration covers all work necessary to enable scheduling and transmission of program and/or commercial enhancements based on Wink Studio templates.

OPTIONAL SERVICES

Custom interface work (ad insertion and traffic systems, etc.)          $1,000/day
Phone training and consulting beyond standard package                   $125/hr
Application development                                                 $2,500 min., $125/hr



                             CONFIDENTIAL - PAGE 33

           EXHIBIT H1: WINK SOFTWARE AND SERVICES PRICING, SCHEDULE 4

        This pricing is subject to the terms of the Agreement, and is available to all Other Programmer Affiliates. On-going annual fees are paid one twelfth each month, and are due the first of the month.

                                        On-going
                                        or one-                           Years 2-8
                                        time                First year    Price/
                                        costs               Price         network
Broadcast Server                        On-going            $62,000        $62,000
Server Module                           On-going            $12,000        $12,000
Engine
Tech Support                            On-going            $6,000         $6,000
Subtotal                                On-going            $80,000        $80,000

Server hardware                         One-time            $9,500         N/A
Data Insert. Unit(1)                    One-time            $5,600         N/A
Set top, misc.                          One-time            $700           N/A
Sub-total                               One-time            $15, 800       N/A

Installation and                        One-time            $20,000        N/A
Integration(2)
Studio site license (5 seats)           One-time            $3,000         N/A
Server Studio site                      One-time            $5,000         N/A
license (5 seats)
Studio/Srvr training                    One-time            $6,000         N/A
(3x2days)(2)
Subtotal                                One-time            $39,000        N/A

TOTAL                                   Both                $134,800       $80,000


(1) One required per network. More than one VBI line per network requires an additional license from Norpak in the amount of $1,500/VBI line.

The above pricing for installation and integration covers all work necessary to enable scheduling and transmission of program and/or commercial enhancements based on Wink Studio templates.

OPTIONAL SERVICES

Automation Server Module                                                $36,000 annual license
Custom interface work (ad insertion and traffic systems, etc.)          $1,000/day
Phone training and consulting beyond standard package                   $125/hr
Application development                                                 $2,500 min., $125/hr



                             CONFIDENTIAL - PAGE 34

        EXHIBIT H2: PERFORMANCE STANDARDS FOR WINK SOFTWARE AND SERVICES

The parties agree that Wink Software and Services must meet the following standards:

1) Programmer can create Interactive Wink Programs that adhere to Exhibit D, Attachment 1: "Criteria for Compliant Interactive Wink Programs" using Wink Studio and Wink Server Studio.

2) Programmer can schedule Interactive Wink Programs to be inserted into Programmer's analog video programming using the Wink Broadcast Server and the associated PC-based user interface programs provided by Wink.

3) Programmer can insert Interactive Wink Programs into Programmer's analog video programming using the Wink Broadcast Server, VBI data insertion units and other software hardware and services provided by Wink. Such insertion shall have no effect on the visible portion of the Programmer's video signal.

4) Programmer can parse Programmer's existing standard HTML content for use in Interactive Wink Programs using Wink Server Studio and standard LAN connections between the Wink Broadcast Server and the Programmer's web servers.

5) Programmer can create, schedule and insert Interactive Wink Programs that are capable of generating Wink Revenue Responses.

Subject to availability of a live connection to either two-way cable plant or other return path, and to System Operator's reasonable support and operational readiness, Wink will:

6)      collect Wink Revenue Responses from viewer homes,

7)      prepare aggregate reports of subscriber usage of the Interactive Wink
        Programs

8) forward Wink Revenue Responses to the party having registered the Interactive Wink Program with Wink's Response Center (subject to billing system interface or other means of capturing subscriber address and payment information).



                             CONFIDENTIAL - PAGE 35

                  EXHIBIT I: CURRENT WINK ADVERTISER AGREEMENT

                        ADVERTISER AFFILIATION AGREEMENT

THIS AGREEMENT (the "Agreement") is made as of the day of , 1999 (the "Effective Date"), by and between Wink Communications, Inc., a California corporation ("Wink"), whose address is 1001 Marina Village Parkway, Alameda, CA 94501, and ____________, ____________a ____________. corporation ("Advertiser"), whose address is

1.      DEFINITIONS

1.1 "Interactive Wink Program" or "IWP" shall mean an interactive application that is transported via the vertical blanking interval ("VBI") or an MPEG private data stream provided concurrently with a video signal in a format that is compliant with the Wink interactive communications application protocol.

1.2 "Broadcaster" shall mean an entity which delivers television programming and inserts third-party advertising into such programming, and shall include but not be limited to: broadcast networks; broadcast network affiliates or other broadcast stations; operators (both local operators and their parent companies, if any) of multi-channel systems, including but not limited to cable systems and direct broadcast satellite systems; and cable networks and other programmers providing video programming to such operators of multi-channel systems.

1.3 "Wink Tools" shall mean the Wink Studio authoring tool, and other authoring software or materials which Wink, in it's sole discretion, may provide in conjunction with Wink Studio.

2.      TERM

The term of this Agreement (the "Term") will begin on the Effective Date and will end on twenty four months later (the "Termination Date").

3.      CREATION AND DISTRIBUTION OF WINK-ENHANCED ADS

3.1 Advertiser may contract with any then current licensee of Wink's authoring tools ("Wink Tools", as defined below) for the creation of IWPs. Optionally, Advertiser may:

(a) Purchase from Wink a Wink Authoring Starter Kit for $[*], which includes:

        o a five-seat non-exclusive site license to use the Wink Tools (and all applicable upgrades of same released by Wink during the Term) at one site of Advertiser during the Term

        o a two-day training session at Wink's facilities for up to two employees (scheduled at Wink's discretion, with reasonable notice to Advertiser)

        o eight (8) hours of IWP phone support for training, consulting or design assistance

(b) Purchase from Wink creative and consulting services for IWP development at a rate of $125 per hour, with a $1,000 minimum.

3.2 Before distributing any IWP to a Broadcaster, Advertiser will ensure that the Interactive Wink Programs follow the Guidelines for Fair Treatment of Viewers Using Wink, and meet Wink's criteria for technical compliance with the Wink system. Advertiser agrees that each Interactive Wink Program shall be certified as technically compliant by Wink prior to the delivery of the IWP to Broadcasters. It is expected that Wink will complete review of a IWP within one week of submission by Advertiser. If the IWPs fails certification, Wink shall provide Advertiser information so as to reasonably enable Advertiser to resolve any problems preventing certification.

4.      WINK RESPONSE NETWORK & OTHER WINK PRODUCTS & SERVICES



                             CONFIDENTIAL - PAGE 36

-------------
     * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

4.1 Advertiser agrees to exclusively use the data center that Wink has established (the "Wink Response Network") to collect response data from television viewers which are able to receive and interact with IWP ("Wink-enabled Viewers"). Wink agrees to make such data available for purchase by Advertiser. Such data shall be prepared in two categories of reports: reports that document aggregated usage of IWPs ("Usage Reports"), and reports that provide individual response in which Wink Revenue Responses (as defined below) from Advertiser's IWPs ("Transaction Reports"). A "Wink Revenue Response" is a Wink Response in which the Wink-enabled Viewer request products or services through the IWPs, whether such products and services are provided at no charge to the Wink-enabled Viewer or require payment by the Wink-enabled Viewer, and where the fulfillment of that request requires the release of Wink-enabled Viewer specific information, such as name and address. Usage Reports and Transaction Reports are subject to the pricing in Exhibit A, are available in standard formats, and shall be delivered via electronic mail ("Email") or FTP formats and protocols to an address specified by Advertiser. Custom-formatted reports and other products and services shall be made available at prices to be quoted by Wink upon request. In addition, if Advertiser wishes Wink to transfer data, reports, or other information in a manner other than Wink's standard Email or FTP formats and protocols, Wink and Advertiser shall agree on the terms of such transfer, including but not limited to details and fees regarding EDI service.

4.2 Advertiser understands and accepts that Wink may provide reports on aggregated viewer responses to the IWPs to each Broadcaster whose viewers responded to or are otherwise known to have viewed Advertiser's IWPs. Such reports shall be noted as Confidential Information under Wink's agreements with such Broadcasters.

5.      PAYMENT TERMS

Advertiser shall pay Wink for each Wink Revenue Response (net of returns, refunds and credits) triggered by Advertiser's IWPs according to Exhibit A. All payments shall be made within 30 days of presentation of invoice by Wink. Wink reserves the right to change the pricing in Exhibit A upon 30 days prior written notice. In the event of such change, Advertiser shall have the right to maintain the Purchase Response and Request Response pricing in effect prior to the effective date of such change for all IWPs registered with Wink prior to the effective date of the price change. Past due payments shall bear interest at a rate equal to the lesser of (i) one and one-half percent (1 1/2%) per month or
(ii) the maximum legal rate permitted under law, and Advertiser shall be liable for all reasonable costs and expenses (including, without limitation, reasonable court costs and attorneys' fees) incurred by Wink in collecting any past due payments. Wink agrees that no interest shall be due if the parties have a bona fide dispute over payments.

6.      INDEMNIFICATION

Wink will indemnify and hold harmless Advertiser, its parent and subsidiary companies and their respective employees, directors, agents, and other representatives against any and all claims, causes of action, damages and all other related expenses arising out of the breach or alleged breach of any of Wink's material obligations stated herein. Advertiser will indemnify and hold harmless Wink, any parent and subsidiary companies and their respective employees, directors, agents, and other representatives against any and all claims, causes of action, damages and all other related expenses arising out of the breach or alleged breach of any of Advertiser's r material obligations stated herein. In any case in which indemnification is sought hereunder, the party seeking indemnification shall promptly notify the other in writing of any claim or litigation to which the indemnification relates and the party seeking indemnification shall afford the other the opportunity to participate in and, at the other party's option, fully control any compromise, settlement, litigation or other resolution or disposition of such claim or litigation.

7.      INTELLECTUAL PROPERTY RIGHTS



                             CONFIDENTIAL - PAGE 37

7.1 All rights, title and interest in and to the Wink Tools or other rights, of whatever nature, related thereto shall remain the property of Wink. Advertiser acknowledges and agrees that all Wink's logos, marks, copyright notices or designations utilized by Wink in connection with the service are the sole and exclusive property of Wink, and no rights or ownership are intended to be or shall be transferred to Advertiser.

7.2 For purposes of this Agreement, "Viewer Information" shall be defined as viewer names, contact information (address, phone number, etc.), demographic or psychographic information, and any responses provided by viewers through the Wink system or otherwise provided to Wink. Advertiser is hereby granted a license to use such Viewer Information, but only in a manner consistent with the Guidelines for Fair Treatment of Viewers Using Wink. Advertiser acknowledges that any breach of such license may cause irreparable harm and significant injury to Wink and it's Broadcaster partners to an extent that may be extremely difficult to ascertain. Accordingly, Advertiser agrees that Wink will have, in addition to any other rights or remedies available to it at law or in equity, the right to seek injunctive relief to enjoin any breach or violation of this
Section 9.2.

8.      TERMINATION

8.1 Except as otherwise provided herein, neither Advertiser nor Wink may terminate this Agreement except upon thirty (30) days prior written notice and then only if the other has breaches any of its material obligations hereunder and such breach (which shall be specified in such notice) is not or cannot be cured within thirty (30) days of such notice.

8.2 Upon expiration of the term of this Agreement or upon the termination of this Agreement or of any license granted hereunder for any reason, all rights of Advertiser to use the Wink Tools will cease and Advertiser will immediately purge all copies of all Wink Tools from all computer processors or storage media on which Advertiser has installed or permitted others to install such Wink Tools.

9.      GENERAL

The parties agree that in the event it is necessary to employ attorneys to enforce the terms of this Agreement, the prevailing party in any lawsuit shall be entitled to an award of reasonable attorneys' fees and court costs.

a) This Agreement may not be assigned without prior written mutual consent of Advertiser and Wink. Consent shall not be required for assignment to a corporate affiliate, including but not limited to such that occurs upon the merger or acquisition of either party by a third party.

b) This Agreement may be amended only by an instrument in writing, executed by Advertiser and Wink.

c) This Agreement will be governed in all respects by the laws of the State of California.

d) This Agreement represents the entire agreement between the parties and supersedes and replaces all prior oral and written proposals, communications and agreements with regard to the subject matter hereof between Advertiser and Wink.

IN WITNESS WHEREOF, the parties by their duly authorized representatives have entered into this
Agreement as of the Effective Date.

For Wink Communications, Inc.           For Advertiser:

By:                                     By:

Name:                                   Name:

Title:                                  Title:



                             CONFIDENTIAL - PAGE 38

Date:                                   Date:





                             CONFIDENTIAL - PAGE 39

EXHIBIT A. WINK RESPONSE NETWORK PRODUCTS AND SERVICES

A Purchase Response shall be defined as any Wink Revenue Response which constitutes an agreement to purchase a product or service, regardless of the method of payment. An RFI Response shall be defined as any other Wink Revenue Response. A Poll Response shall be defined as a Wink
Response generated by a Wink "vote/poll" script.

Wink Transactions/mo.                                     $[*] min./mo. per IWP
Purchase Responses           Price/Wink Transaction       creating Purchase Responses
1-5,000                                                   [*]
5,001- 25,000                                             [*]
25,001 -100,000                                           [*]
100,001- 250,000                                          [*]
250,001- 500,000                                          [*]
500, 001 +                                                [*]

RFI Responses                                             $[*] min./mo. per IWP
                                                          creating RFI Responses
1-5,000                                                   [*]
5,001- 25,000                                             [*]
25,001-100,000                                            [*]
100,001-250,000                                           [*]
250,001- 500,000                                          [*]
500, 001 +                                                [*]


Polls-report only                                  $[*] min./mo. per IWP creating Poll
Responses
1-250,000 Wink Responses                                  [*]
250, 001 +                                                [*]

1. Minimum monthly charges per application include UIC (Universal ICAP code) registration.

2. All volume price breaks are based on Advertiser's monthly transaction volume by response category. The price breaks are based on the "average" for the month. That is, the lowest price applies to all transactions for the month.

PURCHASE AND REQUEST RESPONSE FEES INCLUDE;

1. Daily name & address lists delivered by fax, e-mail, or electronic FTP or mailbox.

2.      UIC and application registration.

3. Standard report showing number of Wink Responses per day per IWP per city.

4. Weekly Usage Reports in standard format POLLS The fixed charge includes UIC and application registration, and a standard reporting that summarizes all Poll responses by type by city. If the application asks the Wink-enabled viewer for telephone prefix or zip code, the summary includes those totals.

POLLS

The fixed charge includes UIC and application registration, and a standard reporting that summarizes all Poll responses by type by city. If the application asks the Wink-enabled viewer for telephone prefix or zip code, the summary includes those totals.

USAGE REPORTS

$100 monthly fee if application does not allow viewers to create a Purchase or Request Response.

CUSTOM USAGE REPORTS OR OTHER CUSTOM REPORTING

Custom reports are quoted by the Wink Response Network.



                             CONFIDENTIAL - PAGE 40

-------------
     * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.